Exhibit 99.1

            [GRAPHIC OMITED]                                NEWS RELEASE
                                                     FOR IMMEDIATE DISTRIBUTION

FOR  IMMEDIATE  RELEASE


                 Cyber Merchants Exchange Announces Resignations

PASADENA, CA - May 21, 2001 -Cyber Merchants Exchange, (C-Me) (OTC-BB: CMEE) announced the resignation of two of its Board of Directors, Philip M. Hawley and Howard Moore. The company also announced that John F. Busey will resign as President of the Company effective June 30, 2001 but will continue as a member of the Board of Directors.

Frank Yuan, founder and CEO of Cyber Merchants Exchange, commented, "Both Messrs. Moore and Hawley have made valuable contributions in putting C-Me on its way to becoming one of the leading global merchandise sourcing companies, Howard unfortunately feels compelled to slow down and care for his health, while Phil's press of activities does not permit him to continue as a full time active board member. Both Phil and Howard will sit on the company's Advisory Board."

Mr. Yuan continued, "We are delighted that we will continue to have the benefit of John Busey's expertise and experience as a member of the Board of Directors. His leadership in maintaining the financial stability of the Company and in aggressively executing an innovative business plan that has the potential to revolutionize the retail industry has been invaluable."



About  CYBER  MERCHANTS  EXCHANGE,  INC.  (C-Me)
C-ME  (http://www.C-ME.com)  is  to  use  its  proprietary web-based software to
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create  a  global  B2B  e-commerce  solution  that streamlines the way retailers locate finished and made-to-order viable merchandise. C-Me's current retail partners include Factory 2-U Stores (NASDAQ: FTUS), Burlington Coat Factory (NYSE: BCF), Bermo Enterprises, McWhorter's, Sacks SFO, Susie's Deals and L&L
Wings. The company also provides vendors with the Virtual Trade Show (TM) ("VTS"), a vertical marketplace for vendors to display their product in an open environment. The company is currently forming multiple joint ventures in the Pacific Rim to facilitate direct international merchandise sourcing for its U.S. retail partners. C-Me has operations in North America, Asia, Europe and the Middle East.

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Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors including the risks associated with the effect of changing economic conditions at home and abroad, variations in cash flow, reliance on collaborative retail customers, reliance on intellectual property legislation, use of proprietary un-patented technology, dependence on the Internet and on new product development, variations in new product and service development, risks associated with rapid technological change, and potential of introduced or undetected flaws and defects in products and services and other risk factors detailed in forms filed with the Securities and Exchange Commission from time to time.
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     C-ME  Contact:                           Investors and Media:
     --------------                           --------------------
     Barbara Doonan                           Dian Griesel, Ph.D./ Lisa Lindberg
     C-ME                                     The  Investor  Relations Group
     (626)  793-5000                          (212)  825-3229
     e-mail: ir@c-me.com                      e-mail: TheProTeam@aol.com
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